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                                                                     EXHIBIT 4.5

                          SALES AND PURCHASE AGREEMENT

This Agreement is made on this 21st day of May 2001, by and between:-

SEATANKERS MANAGEMENT CO. LTD., a company incorporated and validly existing according to the laws of the Republic of Cyprus, having its registered office at Deana Beach Apts., Block 1, Flat 411, Promachon Eleftherias Str., Ayios Athanasios, CY-3103, Limassol, Republic of Cyprus (the "SELLER")

                                      -and-

GOLAR LNG LTD., a company incorporated and existing according to the laws of Bermuda, having its registered office at Mercury House, 101 Front Street, Hamilton HM GX, Bermuda (the "BUYER").

WHEREAS:-

A. (1) The Seller has contracted with Hyundai Heavy Industries Co., Ltd. and Hyundai Corporation of Korea (together "HYUNDAI") pursuant to the terms of a Shipbuilding Contract dated the 10th May 2001 whereby the Builder has undertaken to construct and deliver to the Seller one LNG gas carrier of 137,000 cubic metres with Builder's Hull No. 1444 (the "HYUNDAI VESSEL") upon the terms and conditions set out therein (the "HYUNDAI AGREEMENT") and
     (2) the Seller holds an option for the construction and purchase of a second LNG gas carrier of 138,100 cubic metres upon the terms and conditions of an option agreement dated 10th May 2001 (the "HYUNDAI OPTION AGREEMENT");

B. The Seller has entered into a Letter of Agreement dated 11th May 2001 with Samsung Heavy Industries ("SAMSUNG") (the "SAMSUNG AGREEMENT") pursuant to which (1) the Seller has the option, exercisable until 30th May 2001, to conclude a binding agreement with Samsung for the construction and delivery to the Seller of one LNG gas carrier of 138,000 cubic metres (the "SAMSUNG VESSEL") and (2) the Seller holds the option to purchase a second LNG gas carrier of 138,000 cubic metres (the "SAMSUNG OPTION AGREEMENT"), each upon the terms and conditions set out therein;

C. Pursuant to the terms of the Hyundai Agreement the Seller is obliged to pay to Hyundai the sum of USD 32,518,000 representing the first instalment due thereunder within 3 banking days of receipt by the Seller of a Refund Guarantee to be provided by the Export - Import Bank of Korea (the "HYUNDAI PAYMENT"), such payment falling due before the end of May 2001;

D. The Seller wishes to sell and the Buyer wishes to purchase all right, title, interest, liabilities and obligations, if any, of the Seller under
     (a) the Hyundai Agreement, (b) the Hyundai Option Agreement, (c) the Samsung Agreement and (d) the Samsung Option Agreement (together the "BENEFITS"), on the terms and conditions hereinafter contained and for which Hyundai and Samsung have indicated their consent to the respective terms thereof.

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NOW THEREFORE, it is hereby agreed as follows:-

1. Subject to the terms and conditions hereof, the Seller hereby sells and the Buyer hereby purchases the Seller's Benefits of whatsoever nature attached to (a) the Hyundai Agreement, (b) the Hyundai Option Agreement, (c) the Samsung Agreement and (d) the Samsung Option Agreement.

2. The purchase price for the Benefits shall be USD 32,518,000 (being the monies to be paid by the Seller to Hyundai), together with interest, and USD 2,500,000 by way of consideration, the receipt and sufficiency of which is hereby acknowledged by the Seller.

     Payment of the purchase price shall be made by the Buyer no later than seven business days after the Closing Date (as defined below).

3. The transfer of the Benefits shall be effected on 31 May, 2001 or such subsequent business day in Singapore, Oslo, London and New York prior to 15 June, 2001 as the Buyer shall nominate to the Seller (the "CLOSING DATE").

4. Subject to the approval of the Buyer, the Seller shall exercise the option for the construction of the Samsung Vessel pursuant to the Samsung Agreement prior to its expiry.

5. The seller hereby warrants and represents to the Buyer and/or its successors and/or assigns that, except as otherwise disclosed in writing prior to the date of completion of this present Agreement that:

     a. The Seller is the sole beneficiary of the Benefits and, save as embodied in the terms of this Agreement, the Benefits are free from any option, lien or encumbrance other than warranted by the Seller and/or in this Agreement. No options, or similar rights or obligations to subscribe for or otherwise acquire the Benefits are outstanding, save as embodied in the terms of this Agreement;

     b.   The Seller warrants that there has been no default by it under either
          (a) the Hyundai Agreement or (b) the Samsung Agreement (or their respective options) and that both agreements remain in full force and effect;

     c. The Seller is registered as properly established and existing under the laws of the Republic of Cyprus and is entitled to carry on such business as is conducted now;

     d. No court proceedings are pending and there are no facts or circumstances known to the Seller to date which could lead to court proceedings or which may materially affect the value of the Benefits or impose upon the Buyer any obligation in excess of that contemplated by this Agreement.

6. Completion of the sale and purchase of the Benefits shall take place with effect from the Closing Date when the following business will be transacted:

     a. The Buyer shall procure that the Seller is unconditionally released (or is otherwise counter-indemnified to the satisfaction of the Seller) from and against all or any liability which the Seller may have in respect of (a) the Hyundai Agreement and

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          (b) the Samsung Agreement and their respective options, including but not to be limited to any guarantee given by or on behalf of the Seller to guarantee, INTER ALIA, the contractual obligations of the Seller under either (a) the Hyundai Agreement or (b) the Samsung Agreement or their respective options, after which the Buyer shall be entitled to receive the Benefits thereafter accruing to the Seller.

     b.   The seller shall deliver or cause to be delivered to the Buyer:

          - duly executed Hyundai Agreement, as may have been amended from time to time;

          - duly executed Samsung Agreement, as may have been amended from time to time;

          - if required, a Novation Agreement to be entered into between the Seller, Hyundai and the Buyer or its nominee evidencing the acceptance by the Builder of the novation of the Hyundai Agreement and the Hyundai Option Agreement from the Seller to the Buyer;

          - if required, a Novation Agreement to be entered into between the Seller, Samsung and the Buyer or its nominee evidencing the acceptance by the Builder of the novation of the Samsung Agreement and the Samsung Option Agreement from the Seller to the Buyer;

          - sufficient evidence that the Seller is in good standing with the Cypriot authorities;

          - such corporate authorities as reasonably required to give legal effect to this Agreement.

7. Any and all notices given or required to be given in connection with this Agreement shall be made to:

          THE SELLER:

          c/o Seatankers Management Co. Ltd.
          P.O.Box 53562
          CY-3399 Limassol
          Cyprus

          Tel: +357 5 32 61 11
          Fax: +357 5 32 37 70

          THE BUYER:

          c/o Frontline Management AS
          Bryggegata 3
          N-0250 Oslo
          Norway

          Tel: +47 23 11 40 00
          Fax: +47 23 11 40 40

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This Agreement shall be governed by and construed in accordance with the laws of
England. Any dispute or difference arising hereunder shall be referred to arbitration in London pursuant to the Arbitration Act 1996.

SIGNED in 2 original counterparts on the date shown above.


SEATANKERS MANAGEMENT CO. LTD.


-----------------------------
By: Erling Lind
Title: Attorney-in-Fact


GOLAR LNG LTD.


/s/  Tor Olav Trolm
-----------------------------
By: Tor Olav Trolm
Title: Director

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